Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Healthcare Triangle, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	UNDERWRITTEN OFFERING
Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	7,017,429	$0.3075	(2)	$2,157,859.41	$0.00015310	$330.37
Equity	Pre-Funded Warrants to purchase shares of Common Stock	Rule 457(c)	29,173,056	$0.3075	(2)	$8,970,714.72	$0.00015310	$1,373.42
Equity	One Series A Warrants to purchase one share of Common Stock	Rule 457(c)	361,904,850	$0.3075	(2)	$111,285,741.38	$0.00015310	$17,037.85
Equity	One Series B Warrant to purchase shares of Common Stock	Rule 457(c)	1,085,714,550	$0.3075	(2)	$333,857,224.13	$0.00015310	$51,113.54

Total Offering Amounts						$456,271,539.64	$0.00015310	$69,855.18
Total Fees Previously Paid							-	0
Total Fee Offsets							-
Net Fee Due								$69,855.18

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on Nasdaq Capital Markets, LLC on March 31, 2025.